Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT

Insight announces change in Emea leadership

effective January 1, 2021

TEMPE, AZ – February 18, 2020 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) announces today that Wolfgang Ebermann will transition as President of the Company’s European, Middle East and Africa (“EMEA”) business, effective December 31, 2020.  Mr. Ebermann has been instrumental in driving the transformation of Insight in Europe which resulted in an average of 25% growth in annual earnings from operations over the last 5 years and recognition as “Best Place to Work” in several European Countries.

The Company also announces, effective January 1, 2021, Emma de Sousa, currently Senior Vice President of the Company’s United Kingdom business and EMEA Marketing, will replace Mr. Ebermann as President of the Company’s EMEA business.

Ms. de Sousa joined the Company in 2003 and has served in a number of roles including Vice President of Southern Europe, Managing Director of the United Kingdom and Germany, and Director of Operations of EMEA.  Ms. de Sousa has a track record of building high performing teams and delivering strong financial results.

“I am proud to lead an organization that focuses so heavily on its people and culture.  Insight is on a phenomenal journey to provide our clients Intelligent Technology solutions for business transformation and I am delighted to have the opportunity to lead the EMEA team as we continue that,” said Ms. de Sousa.

Until December 31, 2020, Mr. Ebermann will continue as President of EMEA and will assist with the transition to Ms. de Sousa’s leadership.  “Succession planning and onboarding senior leaders is crucial for maintaining the strong momentum in our business,” said Ken Lamneck, Chief Executive Officer of the Company.

About Insight

Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, Connected Workforce, and Supply Chain Optimization solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our 11,000 teammates help clients innovate and optimize their operations to run business smarter. Discover more at www.insight.com.

Contacts:

INVESTORS:

Insight Enterprises, Inc.

Glynis Bryan 480-333-3251

GLYNIS.BRYAN@INSIGHT.COM

or

Helen Johnson, 480-333-3234

HELEN.JOHNSON@INSIGHT.COM

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958